UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to Rule 14a-12

RUSSELL INVESTMENT COMPANY

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount previously paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing party:
	4.	Date Filed:

Questions and Answers regarding Russell Investments Proxy Vote

APRIL 5, 2016

Following are some specific questions you might be getting from your clients about the Russell Investments Proxy Vote.

What am I being asked to vote on?

Russell Investment Company’s (“RIC”) Board of Trustees (the “Board” or the “Trustees”) requests shareholder approval of a new investment advisory agreement (the “Post-Transaction Agreement”) between each RIC Fund, respectively, and Russell Investment Management Company (RIMCo) (or a limited liability company successor to RIMCo), as a result of a transaction involving the sale of Frank Russell Company’s (“FRC”) asset management business (including RIMCo) (“Russell Investments”) to a newly-formed acquisition vehicle (Emerald Acquisition Limited) through which the limited partners of certain private equity funds affiliated with TA Associates Management, L.P. will indirectly acquire a majority ownership interest and the limited partners of certain private equity funds affiliated with Reverence Capital Partners, L.P. will indirectly acquire a significant minority ownership interest in Russell Investments (the “Transaction”). This proposal applies to all Funds, with each Fund voting separately on the proposal.

Because the consummation of the Transaction will result in RIMCo having a new controlling shareholder, under the Investment Company Act of 1940, as amended (the “1940 Act”), it will result in a change of control of RIMCo and the assignment and automatic termination of the existing agreement for each Fund. If the proposal is adopted by a Fund and the Transaction is consummated, RIMCo will continue to serve as the investment adviser to that Fund in accordance with the Post-Transaction Agreement and 1940 Act.

Why do the Trustees recommend that I vote “FOR” the proposal in the proxy?

The Transaction involves a change of control that will result in the termination of the Funds’ existing advisory agreements. The Trustees believe it is in the best interests of the shareholders of each Fund to provide for continuation of advisory services following the Transaction. Therefore, the Trustees recommend that shareholders vote “FOR” the proposal.

Does the proposal ask shareholders to approve the sale of the company?

No, shareholders are not being asked to approve the sale of Russell Investments. Rather, the proposal asks shareholders of each Fund to approve the Post-Transaction Agreement that allows RIMCo to continue to serve as investment advisor to that Fund following RIMCo’s ownership change.

NOT FDIC INSURED – MAY LOSE VALUE – NO BANK GUARANTEE

THIS MATERIAL IS FOR FINANCIAL PROFESSIONAL USE ONLY

AND NOT FOR DISTRIBUTION TO CURRENT OR POTENTIAL INVESTORS.

FOR MORE INFORMATION:

Call Russell Investments at 800-787-7354 or

visit www.russellinvestments.com

Fund objectives, risks, charges and expenses should be carefully considered before investing. A summary prospectus, if available, or a prospectus containing this and other important information can be obtained by calling (800) 787-7354 of visiting www.russellinvestments.com. Please read a prospectus carefully before investing.

Russell Investments is a trade name and registered trademark of Frank Russell Company, a Washington USA corporation, which operates through subsidiaries worldwide and is part of London Stock Exchange Group.

Copyright © Russell Investments 2016. All rights reserved.

Securities products and services offered through Russell Financial Services, Inc., member FINRA, part of Russell Investments.

First used: April 2016

RFS 16-17093

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